Exhibit 16.1

May 12, 2005

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC  20549

Re:  Daybreak Mines, Inc.

     File No. 000-50107

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K of Daybreak Mines, Inc. dated April 20, 2005, and have the following comments:

We have read Item 4.01 (a) of Form 8-K dated April 20, 2005 of Daybreak Mines Inc. and we agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/Kabani and Company